Exhibit 10.2

Confidential treatment has been requested for portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (the “License Agreement”), between Travis Clark, individually, and Clark Championship Products LLC, a limited liability company organized under the laws of Oklahoma  (collectively “Licensor”), and Famous Dave’s of America, Inc.,  a corporation organized under the laws of Minnesota (“Licensee”), is effective July 18, 2018 (the “Effective Date”).

RECITALS

A.Licensor is the owner of certain intellectual property rights worldwide, including patents, trademarks, trade names, services marks, logos and designs (the “IP Assets”) related to Clark Crew BBQ™ restaurants and products (the “Goods and Services”).  The IP Assets include the trademark “Clark Crew BBQ” and any other trademarks, service marks, logos or designs that Licensor may now or in the future develop related to the operation of a Clark Crew BBQ™ restaurant (the “Marks”).

B.Licensor also has licensed the IP Assets to Mercury BBQ LLC for the development of a single Clark Crew BBQ™ restaurant (the “Mercury Agreement”)  in a specific territory (the “Mercury Territory”).

C.Licensee desires to license the IP Assets from Licensor for various commercial purposes related to the Goods and Services and sublicense these rights pursuant to the terms described in this Agreement.

AGREEMENT

In consideration of the above recitals and the promises set forth below, the parties agree as follows:

1.License to Intellectual Property.

1.1Grant of License.  Licensor grants Licensee an exclusive license to use and sublicense the IP Assets for various commercial purposes related to the Goods and Services in the Territory, including establishing franchising operations (the “License”).    The “Territory” is worldwide; provided that for as long as the Mercury Agreement remains in effect, Licensee will not operate or sublicense another party to operate a Clarks Crew BBQ™ restaurant in the Mercury Territory.

1.2Sublicensing.  Licensee may sublicense the rights under this Agreement, provided that the sublicense terms include obligations at least as protective as those set forth in this Agreement.  Licensee and any sublicensees must comply with the quality standards set forth in this Agreement, and Licensee will be responsible to enforce those standards against any sublicensees.

1.3Reservation of Rights.  Licensor retains all right, title and interest in and to the IP Assets and reserves all rights not expressly granted to Licensee in the License and this Agreement.  If at any time, Licensor determines that it is appropriate to change or modify use of any of the IP Assets or to substitute or add additional rights or assets, that the definition of IP Assets shall automatically, and without further action of the parties, be amended to include such changes; provided that Licensee may continue to use any IP Assets which Licensor no longer supports or develops.

1.4Copyright License.  With regard to copyrights licensed under this Agreement, the License includes the right to use, reproduce, display, distribute, create derivative works of the creative works owned by Licensor.  All derivative works created by Licensee or its sublicensees will become and remain the sole and exclusive property of Licensor.  Upon written request by Licensor,  Licensee will execute any assignments, bills of sale or other documents necessary to confirm, assign or transfer any intellectual property rights in any derivative works created by or on behalf of Licensee or its sublicensees.

1.5Trademark License.

A.Use of the Marks.    With regard to the Marks licensed under this Agreement, the License is for various commercial purposes related to the Goods and Services, including establishing franchising operations.  Licensee must use the Marks in accordance with sound trademark and trade name usage principles and in accordance with all applicable laws and regulations, including without limitation all laws and regulations relating to the maintenance of the validity and enforceability of the Marks.  Licensee may not, during or after the term of this License Agreement, engage in any conduct, directly or indirectly, that would infringe upon, harm or contest the rights of title of Licensor in or to the Marks, any associated goodwill or the validity of the Marks.

B.Quality Control.  The Goods and Services offered by Licensee under the Marks will be of the same quality as those offered by Licensor under the Marks in the United States.  In manufacturing and marketing the Goods and Services, Licensee will comply with the quality standards set forth by Licensor.

C.Ownership.  The parties acknowledge that Licensor is the exclusive owner of all right, title and interest in and to the Marks and all past, present or future goodwill of the business that is associated with or attributable to the Marks.  Use of the Marks by Licensee or its sublicensees, and the goodwill associated with that use, inures to Licensor and its successors and assigns.

1.6Trade Secrets License.  With regard to trade secrets licensed under this Agreement, Licensee will keep such trade secrets confidential, using the same degree of care it uses to protect its own confidential or proprietary information, but in no event less than a reasonable degree of care.  Licensee will not disclose any trade secrets to any third party, except as necessary for business purposes and under similar confidentiality obligations.  Licensee will limit access to trade secrets to those employees who need to know the information for business purposes.

2.Royalty.    Licensee will pay Licensor a royalty in an amount equal to $[**] cash and $[**] of Licensor common stock for each of the first 20 Clark Crew BBQ™ restaurants opened by Licensee and its sublicensees that use the IP Assets. The royalty will be paid quarterly, within 30 days of the end of each calendar quarter, via bank transfer. The royalty will end after payment has been made for the 20th Clark Crew BBQ™ restaurant opened by Licensee or its sublicensees.

3.Records and Audit Rights.  Licensee agrees to keep and maintain such books and records as are necessary to determine its royalty payments to Licensor each period.  Licensor may review the records within three days upon written request, or Licensor may hire an independent certified public accountant to perform an audit on its behalf at Licensor’s expense.  If the auditor discovers discrepancies in Licensee’s favor greater than 5%, Licensee will reimburse Licensor for all costs associated with the audit.

4.Term.  This Agreement shall commence as of the Effective Date and shall continue in full force and effect until terminated by the parties’ mutual written agreement, unless sooner terminated pursuant to Section 5 of this Agreement.

_____________________________

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

5.Termination. Either party may terminate the Agreement in the event of a breach by the other party that remains uncured 30 days after written notice of the breach was provided.  For purposes of this Agreement, it is a material breach of this Agreement if Licensee:

(a)	fails or refuses to perform any duty hereunder;
(b)	fails to enter into two franchise agreements for the development and operation of a Clark Crew BBQ™ restaurant within two years following the Effective Date;

(d)attempts to transfer an interest in this Agreement in violation of Section 6 of this Agreement;

(e)becomes insolvent by reason of an inability to pay debts as they mature or makes an assignment for the benefit of creditors or any admission of inability to pay obligations as they become due;

(f)fails to submit when due reports or other information or supporting records required under Section 3; or

(g)fails or refuses to comply with any other provision of this Agreement or any instruction of Licensor concerning quality control standards for the Marks.

Any sublicenses in existence at the time of termination or expiration of this License Agreement will continue for the stated term in those sublicenses, notwithstanding the termination of this License Agreement, provided the sublicensees are in compliance with all other terms of their sublicense agreements.

6.Assignment.  The License and this Agreement may not be assigned by Licensor without the prior written consent of Licensee, in its sole discretion, including in connection with a merger or acquisition of Licensor.  Other than sublicensing rights within the Territory, as provided under this Agreement, Licensee may not assign the License and this Agreement without Licensor’s prior written consent in its sole discretion; provided that Licensee may assign the License and this Agreement without Licensor’s prior written consent in connection with a merger or acquisition of Licensee.

7.Indemnification by Licensee.  Licensee will indemnify and defend Licensor and its directors, officers, employees, representatives and agents from and against, any third party claims of infringement, including attorney fees, arising from Licensee’s use of the IP Assets.

8.Indemnification for Infringement.  Licensor will indemnify and defend Licensee and its directors, officers, employees, representatives and agents from and against any and all claims, losses, damages and expenses, including attorney fees, based on a claim that Licensee’s use of the IP Assets infringes a third party’s intellectual property rights.  Licensee must promptly notify Licensor of any infringement claims of which it becomes aware.  The defense, settlement and handling of any claims of infringement will be determined by Licensor in its sole discretion.  At the request of Licensor,  Licensee will cooperate and assist Licensor in the defense, settlement and handling of any claims, at Licensor’s expense.

9.Limitation of Liabilities.    In no event shall either party be liable for any special, indirect, consequential or contingent damages, including without limitation loss of profits, regardless of whether in an action based on contract, tort or any other theory, even if that party had been advised of the possibility of such damages.

10.Non-Compete.

A.Licensor will not during the term of this Agreement anywhere in the world on their own account on their own account or as an employee, agent, consultant, affiliate, licensee, partner, officer, director, or owner of any other person, firm, entity, partnership, or corporation, own, operate, lease, franchise, conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in: (1) any business that distributes, sells or otherwise deals in, at wholesale or retail, barbeque sauce, smoked food, or barbecued food; or (b) any business that Licensee determines, in the exercise of its business judgment, serves the same general range of consumer demand (regardless of menu) as comparable to that served by a Clark Crew BBQ™ restaurant.

B.For two years following the termination of this Agreement, Licensor will not on their own account on their own account or as an employee, agent, consultant, affiliate, licensee, partner, officer, director, or owner of any other person, firm, entity, partnership, or corporation, own, operate, lease, franchise, conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in a business that distributes, sells or otherwise deals in, at wholesale or retail, barbeque sauce, smoked food, or barbecued food or any other related business that is competitive with or similar to a Clark Crew BBQ™ restaurant, if such business is located within 15 miles of any Clark Crew BBQ™ restaurant existing at the time of termination of this Agreement.    For purposes of this Section, any form of e-commerce business or website that distributes, sells or otherwise deals in, at wholesale or retail, any barbeque sauce, smoked food, barbecued food, or related products, or any other related business that is competitive with or similar to a Clark Crew BBQ™ restaurant will be in violation of this provision if such e-commerce business or website offers, sells or otherwise makes its products or services available to individuals residing within or businesses located within 15 mile radius of any Clark Crew BBQ™ restaurant existing at the time of termination of this Agreement.

11.Representations.  Licensor represents and warrants to Licensee that the IP Assets constitute all of the intellectual property assets necessary to operate Clark Crew BBQ™ restaurants.

12.Acknowledgements.  Licensee acknowledges and agrees that it is an entity that has been in business for over five years and that it has a net worth over $5,715,500.

13.General.    This Agreement is governed by the laws of the State of Oklahoma without regard to conflicts of law principles.  All claims or actions related to this Agreement must be brought in the state or federal courts located in Hennepin County, Minnesota.  If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree remains in full force and effect to the extent not held invalid or unenforceable.  The waiver or failure of either party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any further right under this Agreement.  This Agreement contains the entire agreement and understanding of the parties concerning the subject matter of this Agreement.

Licensor CLARK CHAMPIONSHIP PRODUCTS LLC /s/ Travis Clark By: Travis Clark Its: Owner /s/Travis Clark By: Travis Clark, individually	Licensee FAMOUS DAVE’S OF AMERICA, INC. /s/ Geovannie Concepcion By: Geovannie Concepcion Its: COO

[Notary Seal]

/s/ Sheryl L. Hoye

Notary Public - Minnesota

My commission expires 01/31/19